Exhibit 99.1

NEWS RELEASE

Contact:

Alliance Imaging

Howard Aihara

Executive Vice President

Chief Financial Officer

(714) 688-7100

ALLIANCE IMAGING REPORTS RESULTS

FOR THE SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2007

ANAHEIM, CA—August 2, 2007–Alliance Imaging, Inc. (NYSE:AIQ), a leading national provider of diagnostic imaging services, announced results for the second quarter and six months ended June 30, 2007.

Second Quarter and First Six Months 2007 Financial Results

Second quarter and first six months of 2007 revenue and Adjusted EBITDA were negatively impacted by the Medicare reimbursement reductions related to the Deficit Reduction Act of 2005 (“DRA”) and Medicare Part B HOPPS reimbursement rate reduction for PET and PET/CT imaging procedures which came into effect for services furnished on or after January 1, 2007.  The full year 2007 revenue and Adjusted EBITDA (as defined below) impact of the DRA and PET and PET/CT HOPPS reimbursement rate reductions is expected to total approximately $14 million.

Revenue for the second quarter of 2007 decreased 3.1% to $111.8 million from $115.3 million in the comparable 2006 quarter.  For the first six months of 2007, revenue was $221.2 million compared to $230.6 million in the same period of 2006, a decrease of 4.1%.

Alliance’s Adjusted EBITDA was $42.0 million in the second quarter, a 6.4% decrease, compared to $44.9 million in the same quarter a year ago. For the first six months of 2007, Adjusted EBITDA totaled $85.6 million compared to $88.5 million in the first six months of 2006, a decrease of 3.3%.

“Adjusted EBITDA” as defined under the terms of Alliance’s Credit Agreement, is earnings before interest expense, net of interest income; income taxes; depreciation expense; amortization expense; minority interest expense; non-cash share-based compensation; a maximum of $750,000 of severance and related costs in each fiscal year; non-recurring shareholder expense, lawsuit settlement and other non-cash charges.  For a more detailed discussion of Adjusted EBITDA and reconciliation to net income, see the table entitled “Adjusted EBITDA” included in the tables following this release.

Earnings per share on a diluted basis, in accordance with generally accepted accounting principles, were $0.09 per share in the second quarter of 2007 and $0.10 per share in the second quarter of 2006. The lawsuit settlement, net of taxes, reduced diluted earnings per share by $0.03 in the second quarter of 2006. In the second quarter of 2007, the Company recorded $0.6 million in interest expense related to the change in fair value of its interest rate swaps, which reduced diluted earnings per share by $0.01. In the second quarter of 2006 the change in fair value of its interest rate swaps did not impact diluted earnings per share.

Earnings per share on a diluted basis were $0.20 and $0.21 per share for the first six months of 2007 and 2006, respectively. A lawsuit settlement, net of taxes, reduced diluted earnings per share by $0.03 in the first six months of 2006. In the first six months of 2007, the Company recorded $1.3 million in interest expense related to the change in fair value of its interest rate swaps, which reduced diluted earnings per share by $0.02. In the first six months of 2006, the Company recorded a reduction to interest expense of $0.5 million related to the change in fair value of its interest rate swaps, which increased diluted earnings per share by $0.01.

Cash flows provided by operating activities was $19.1 million in the second quarter of 2007 compared to $28.9 million in the corresponding quarter of 2006, and totaled $43.8 million and $48.4 million in the first six months of 2007 and 2006, respectively.  Capital expenditures in the second quarter of 2007 were $10.2 million compared to $18.7 million in the second quarter of 2006, and were $34.9 million and $43.0 million for the first six months of 2007 and 2006, respectively.  Alliance opened four new fixed-sites and one new radiation therapy center in the second quarter of 2007 and has opened eight new fixed-sites and one new radiation therapy center in the first six months of 2007.

Alliance’s total long-term debt (including current maturities) increased $1.5 million to $530.9 million as of June 30, 2007 from $529.4 million as of December 31, 2006.  Cash and cash equivalents increased $20.1 million to $36.5 million at June 30, 2007 from $16.4 million at December 31, 2006.

Paul S. Viviano, Chairman of the Board and Chief Executive Officer, stated, “Our continued focus on operating efficiencies has allowed us to deliver operating results for the second quarter which are consistent with our full year guidance. The DRA has impacted our business as expected; however, we believe we are well positioned strategically.  We will continue to invest in our growth products: PET/CT, fixed-sites, and radiation oncology.”

Full Year 2007 Guidance

The Company reaffirms its full year 2007 guidance ranges. The Company’s revenue guidance range is $431 million to $443 million and Adjusted EBITDA guidance range is $154 million to $162 million.

Alliance’s full year guidance for long-term debt reduction, net of the change in cash and cash equivalents, is a range of $26 million to $36 million.

The Company expects to open 12 to 17 fixed-sites in 2007, a portion of which are planned to replace mobile service to Alliance’s current customers.  Alliance also expects to open or operate one to three new radiation therapy centers in 2007.  The Company’s income tax rate is expected to total approximately 41% of pretax income.  Consistent with previous guidance, Alliance expects capital expenditures to range from $75 million to $85 million.

Second Quarter 2007 Earnings Conference Call

Investors and all others are invited to listen to a conference call discussing second quarter 2007 results.  The conference call is scheduled for Friday, August 3 at 1:00 p.m. Eastern Time.  The call will be broadcast live on the Internet and can be accessed by visiting the Company’s website at www.allianceimaging.com.  Click on Audio Presentations in the Investor Relations section of the website to access the link.

The conference call can also be accessed at (888) 247-2250 (United States) or (973) 935-8452 (International).  Interested parties should call at least five minutes prior to the conference call to register.  A replay of the call can be accessed until November 3, 2007 by visiting the Company’s website or by calling (877) 519-4471 (United States) or (973) 341-3080 (International).  The conference call identification number is 9061562.

About Alliance Imaging

Alliance Imaging is a leading national provider of shared-service and fixed-site diagnostic imaging services, based upon annual revenue and number of diagnostic imaging systems deployed.  Alliance provides imaging and therapeutic services primarily to hospitals and other healthcare providers on a shared and full-time service basis, in addition to operating a growing number of fixed-site imaging centers.  The Company had 484 diagnostic imaging systems, including 318 MRI systems and 75 PET or PET/CT systems, and served over 1,000 clients in 43 states at June 30, 2007.  Of these 484 diagnostic imaging systems, 74 were located in fixed-sites, which includes systems installed in hospitals or other buildings on or near hospital campuses, medical groups’ offices, or medical buildings and retail sites.

Forward-Looking Statements

This press release contains forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  These statements involve risks and uncertainties that could cause actual results to differ materially from those projected.  For a complete list of risks and uncertainties, please refer to the Risk Factor section of the Company’s Form 10-K/A for the year ended December 31, 2006 filed with the Securities and Exchange Commission.

# # #

ALLIANCE IMAGING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

(Unaudited)

(in thousands, except per share amounts)

	Second Quarter Ended		Six Months Ended
	June 30,		June 30,
	2006	2007	2006	2007

Revenues	$115,305	$111,756	$230,648	$221,162

Costs and expenses:
Cost of revenues, excluding depreciation and amortization	62,593	58,152	122,460	114,329
Selling, general and administrative expenses	13,611	14,543	27,367	29,271
Severance and related costs	47	164	536	240
Depreciation expense	20,919	20,788	41,920	41,589
Amortization expense	1,229	1,194	2,473	2,404
Interest expense, net of interest income	10,022	10,388	19,796	20,462
Other (income) and expense, net	(256)	(211)	472	(531)
Total costs and expenses	108,165	105,018	215,024	207,764
Income before income taxes, minority interest expense, and earnings from unconsolidated investees	7,140	6,738	15,624	13,398
Income tax expense	3,556	3,241	7,207	7,193
Minority interest expense	495	471	1,035	992
Earnings from unconsolidated investees	(1,977)	(1,752)	(3,017)	(5,236)
Net income	$5,066	$4,778	$10,399	$10,449

Comprehensive income, net of taxes:
Net income	$5,066	$4,778	$10,399	$10,449
Unrealized gain (loss) on hedging transactions, net of taxes	273	(262)	825	(531)
Comprehensive income, net of taxes:	$5,339	$4,516	$11,224	$9,918

Earnings per common share:
Basic	$0.10	$0.09	$0.21	$0.21
Diluted	$0.10	$0.09	$0.21	$0.20

Weighted average number of shares of common stock and common stock equivalents:
Basic	49,758	50,462	49,684	50,210
Diluted	50,232	51,609	50,107	51,353

ALLIANCE IMAGING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands)

	December 31,	June 30,
	2006	2007
ASSETS
Current assets:
Cash and cash equivalents	$16,440	$36,507
Accounts receivable, net of allowance for doubtful accounts	51,569	57,096
Deferred income taxes	20,199	24,538
Prepaid expenses and other current assets	4,211	6,067
Other receivables	8,096	7,832
Total current assets	100,515	132,040

Equipment, at cost	769,967	772,482
Less accumulated depreciation	(425,790)	(432,877)
Equipment, net	344,177	339,605

Goodwill	150,069	150,069
Other intangible assets, net	35,782	33,384
Deferred financing costs, net	6,947	6,337
Other assets	27,036	17,159
Total assets	$664,526	$678,594

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$14,525	$11,768
Accrued compensation and related expenses	16,993	13,092
Accrued interest payable	4,320	4,419
Income taxes payable	637	—
Other accrued liabilities	32,331	28,926
Current portion of long-term debt	2,858	3,042
Total current liabilities	71,664	61,247

Long-term debt, net of current portion	373,026	374,348
Senior subordinated notes	153,541	153,541
Minority interests and other liabilities	4,376	5,365
Deferred income taxes	78,893	87,691
Total liabilities	681,500	682,192

Stockholders’ deficit:
Common stock	499	503
Additional paid-in deficit	(7,070)	(3,616)
Accumulated comprehensive income	1,356	825
Accumulated deficit	(11,759)	(1,310)
Total stockholders’ deficit	(16,974)	(3,598)
Total liabilities and stockholders’ deficit	$664,526	$678,594

ALLIANCE IMAGING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Six Months Ended
	June 30,
	2006	2007
Operating activities:
Net income	$10,399	$10,449
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	1,593	2,334
Non-cash share-based compensation	1,308	1,845
Depreciation and amortization	44,393	43,993
Amortization of deferred financing costs	794	795
Adjustment of swaps to fair value	(494)	1,318
Distributions less than equity in undistributed income of investees	(188)	(469)
Deferred income taxes	6,552	5,361
Excess tax benefit from share-based payment arrangements	—	(567)
Loss (gain) on sale of assets	472	(531)
Changes in operating assets and liabilities:
Accounts receivable	(6,903)	(7,861)
Prepaid expenses and other current assets	(1,312)	(1,856)
Other receivables	(2,091)	264
Other assets	(848)	(945)
Accounts payable	(8,915)	(3,470)
Accrued compensation and related expenses	1,866	(3,901)
Accrued interest payable	128	99
Income taxes payable	(11)	(637)
Other accrued liabilities	1,934	(3,389)
Minority interests and other liabilities	(259)	989
Net cash provided by operating activities	48,418	43,821

Investing activities:
Equipment purchases	(43,035)	(34,935)
Decrease in deposits on equipment	10,388	9,814
Proceeds from sale of assets	2,322	1,978
Net cash used in investing activities	(30,325)	(23,143)

Financing activities:
Principal payments on equipment debt	(1,934)	(1,550)
Proceeds from equipment debt	—	138
Principal payments on term loan facility	(2,675)	(600)
Principal payments on revolving loan facility	(28,825)	(7,000)
Proceeds from revolving loan facility	13,500	7,000
Payments of debt issuance costs	(186)	(185)
Proceeds from exercise of employee stock options	1,029	1,019
Excess tax benefit from share-based payment arrangements	—	567
Net cash used in financing activities	(19,091)	(611)

Net (decrease) increase in cash and cash equivalents	(998)	20,067
Cash and cash equivalents, beginning of period	13,421	16,440
Cash and cash equivalents, end of period	$12,423	$36,507

	Six Months Ended
	June 30,
	2006	2007

Supplemental disclosure of cash flow information:
Interest paid	$19,676	$18,794
Income taxes paid, net of refunds	767	2,113

Supplemental disclosure of non-cash investing and financing activities:
Net book value of assets exchanged	$5,439	$1,016
Capital lease obligations assumed for the purchase of equipment debt	1,839	3,518
Equipment debt transferred to unconsolidated investee	(2,772)	—
Comprehensive income (loss) from hedging transactions, net of taxes	825	(531)

ALLIANCE IMAGING, INC.

ADJUSTED EBITDA

(in thousands)

Adjusted EBITDA represents net income before interest expense, net of interest income; income taxes; depreciation expense; amortization expense; minority interest expense; non-cash share-based compensation; a maximum of $750,000 of severance and related costs in each fiscal year; non-recurring shareholder expense, and other non-cash charges.  Adjusted EBITDA is not a presentation made in accordance with accounting principles generally accepted in the United States of America.  Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as  a measure of profitability or liquidity.  Adjusted EBITDA is included because the Company’s amended credit agreement uses a measure similar to this to calculate the Company’s compliance with covenants such as interest coverage ratio (as defined in Section 7.6A of the Company’s amended credit agreement), consolidated leverage ratio (as defined in Section 7.6B of the Company’s amended credit agreement) and consolidated senior leverage ratio (as defined in Section 7.6J of the Company’s amended credit agreement).  The Company’s failure to comply with these covenants could result in the amounts borrowed under these instruments, together with accrued interest and fees, becoming immediately due and payable.  If the Company is not able to refinance this debt when it becomes due, the Company could become subject to bankruptcy proceedings.  Per the credit agreement, the Company was required to maintain a maximum consolidated leverage ratio not to exceed 4.00 to 1.00 as of both June 30, 2006 and 2007, and maintain a minimum interest coverage ratio in excess of 2.75 to 1.00 for the quarters ended June 30, 2006 and 2007.  As a result of the fourth amendment to the credit agreement, beginning December 31, 2005, the Company was further required to maintain a maximum consolidated senior leverage ratio not to exceed 3.00 to 1.00 for the duration of the agreement.  The Company was in compliance with these covenants for the quarters ended June 30, 2006 and 2007.  While Adjusted EBITDA is used to measure the Company’s compliance with its debt covenants, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. The calculation of Adjusted EBITDA in accordance with the Company’s amended credit agreement is shown below:

	Second Quarter Ended June 30,		Six Months Ended June 30,
	2006	2007	2006	2007
Net income	$5,066	$4,778	$10,399	$10,449
Income tax expense	3,556	3,241	7,207	7,193
Interest expense, net of interest income	10,022	10,388	19,796	20,462
Amortization expense	1,229	1,194	2,473	2,404
Depreciation expense	20,919	20,788	41,920	41,589
Non-cash share-based compensation (included in selling, general and administrative expenses)	593	947	1,308	1,845
Minority interest expense	495	471	1,035	992
Severance and related costs	47	164	536	240
Non-recurring shareholder expense (included in selling, general and administrative expenses)	—	—	—	264
Class action lawsuit settlement (included in cost of revenues, excluding depreciation and amortization)	2,500	—	2,500	—
Other non-cash charges (included in other income and expenses, net)	455	31	1,313	130
Adjusted EBITDA	$44,882	$42,002	$88,487	$85,568

Consolidated leverage ratio, as of the last day of any fiscal quarter, is defined under our credit agreement as the ratio of the consolidated total debt as of that date to the consolidated Adjusted EBITDA for the four fiscal quarters ending on that date.  As of June 30, 2006 and 2007, our consolidated leverage ratio was as follows:

	June 30,
	2006		2007
Consolidated total debt	$558,715		$530,931
Last 12 months consolidated Adjusted EBITDA	165,533		168,697
Consolidated leverage ratio	3.38	x	3.15	x

Consolidated senior leverage ratio, as of the last day of any fiscal quarter, is defined under our credit agreement as the ratio of the consolidated senior debt as of that date to the consolidated Adjusted EBITDA for the four fiscal quarters ending on that date.  As of June 30, 2006 and 2007, our consolidated senior leverage ratio was as follows:

	June 30,
	2006		2007
Consolidated senior debt	$405,174		$377,390
Last 12 months consolidated Adjusted EBITDA	165,533		168,697
Consolidated senior leverage ratio	2.45	x	2.24	x

Interest coverage ratio is defined under our credit agreement as the ratio of consolidated Adjusted EBITDA to   consolidated cash interest expense for the four fiscal quarter period ending on the last day of any fiscal quarter.  As of June 30, 2006 and 2007, our interest coverage ratio was as follows:

	June 30,
	2006		2007
Last 12 months consolidated Adjusted EBITDA	$165,533		$168,697
Last 12 months consolidated cash interest expense	37,148		37,487
Interest coverage ratio	4.46	x	4.50	x

The reconciliation from net income to Adjusted EBITDA for the 2007 guidance range is shown below:

	2007 Full Year
	Guidance Range
Net income	$11.5	$15.3
Income tax expense	8.0	10.7
Depreciation expense; amortization expense; interest expense, net of interest income; minority interest; non-cash share-based compensation, and other expenses	134.5	136.0
Adjusted EBITDA	$154.0	$162.0

ALLIANCE IMAGING, INC.

SELECTED STATISTICAL INFORMATION

	Second Quarter Ended
	June 30,
	2006	2007
MRI
Average number of total systems	323.0	309.1
Average number of scan-based systems	274.1	254.5
Scans per system per day (scan-based systems)	9.38	9.35
Total number of scan-based MRI scans	179,869	163,979
Price per scan	$361.54	$362.28

Scan-based MRI revenue (in millions)	$65.0	$59.4
Non-scan based MRI revenue (in millions)	6.6	7.5
Total MRI revenue (in millions)	$71.6	$66.9

PET and PET/CT
Average number of systems	69.1	72.3
Scans per system per day	5.89	6.35
Total number of PET and PET/CT scans	24,734	29,150
Price per scan	$1,314	$1,200

Total PET and PET/CT revenue (in millions)	$32.9	$35.2

Revenue breakdown (in millions)
Total MRI revenue	$71.6	$66.9
PET and PET/CT revenue	32.9	35.2
Other modalities and other revenue	10.8	9.7
Total revenues	$115.3	$111.8

Total fixed-site revenue (in millions)	$18.9	$18.6

ALLIANCE IMAGING, INC.

SELECTED STATISTICAL INFORMATION

MRI REVENUE GAP

(in millions)

The Company utilizes the MRI revenue gap as a statistical measure of its MRI client losses and new client contracts.  The MRI revenue gap is calculated by measuring the difference between (a) the quarterly MRI revenue run rate lost as a result of clients choosing to terminate contracts with the Company, excluding clients for which Alliance provides interim service and clients that the Company elects to terminate, and (b) projected quarterly new MRI revenue from new client contracts commencing service in the quarter.

The MRI revenue gap for the last eight calendar quarters and the last twelve month period ended June 30, 2007 is as follows:

	(a)	(b)
	Revenue	New	MRI
	Lost	Revenue	Revenue Gap
2005
Third Quarter	$(14.2)	$4.4	$(9.8)
Fourth Quarter	(8.9)	9.7	0.8

2006
First Quarter	(10.2)	6.4	(3.8)
Second Quarter	(6.4)	6.2	(0.2)
Third Quarter	(12.9)	4.8	(8.1)
Fourth Quarter	(9.2)	6.4	(2.8)

2007
First Quarter	(8.8)	7.7	(1.1)
Second Quarter	(9.3)	7.4	(1.9)

Last Twelve Months Ended June 30, 2007	$(40.2)	$26.3	$(13.9)